Exhibit 99.1

Vapotherm Announces $23 Million Private Placement

EXETER, New Hampshire, February 8, 2023 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Vapotherm high velocity therapy® products, which are used to treat patients of all ages suffering from respiratory distress, today announced that it has entered into a securities purchase agreement (the “Purchase Agreement”) with a select group of institutional and accredited investors through a private placement financing (“PIPE”) for gross proceeds of approximately $23.0 million, before deducting fees to the placement agent and other offering expenses. Pursuant to the Purchase Agreement, the Company agreed to issue 17,502,244 shares of its common stock and pre-funded warrants to purchase up to 4,402,508 shares of its common stock. The pre-funded warrants will have a term of 30 years and an exercise price of $0.001 per share. In addition, the Company agreed to issue accompanying warrants to purchase one share of common stock for each share of common stock or pre-funded warrant to be purchased by the investors. The warrants will be exercisable immediately upon issuance, in whole or in part, at an exercise price of $1.17 per share and will have a 5-year life. The closing is expected to occur on February 10, 2023, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering primarily for sales and marketing, working capital, and other general corporate purposes.

William Blair & Company, L.L.C. acted as the sole placement agent for this offering.

The securities to be issued and sold in the PIPE have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Pursuant to the terms of Purchase Agreement, Vapotherm has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the securities sold in the PIPE.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.6 million patients have been treated with the use of Vapotherm high velocity therapy® systems.

Vapotherm high velocity therapy is mask-free non-invasive respiratory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The HVT 2.0 and Precision Flow systems’ mask-free interfaces deliver optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and expectation of the closing of the PIPE, the satisfaction of customary closing conditions related to the PIPE and the expected use of proceeds from the PIPE. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “continue,” “plan,” “intend,” “will,” “outlook,” “guidance,” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2022 or 2023 financial guidance; risks associated with the move of its manufacturing operations to Mexico; Vapotherm’s ability to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s ability to comply with its $5 million minimum cash covenant, execute on its path-to-profitability initiative, convert $17 million of excess inventory into cash, fund its business through 2023 and get it to Adjusted EBITDA positive in the fourth quarter of 2023; Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 24, 2022 and Vapotherm’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 as filed with the Securities and Exchange Commission on November 2, 2022, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011